                                                                      Exhibit 99


CONTACTS:
Rick Ackel
EVP, Chief Financial Officer

Paige Bombino
Investor Relations
(408) 964-3610

FOR IMMEDIATE RELEASE

        SANMINA-SCI ANNOUNCES FOURTH QUARTER AND FISCAL YEAR END RESULTS

SAN JOSE, CA (OCTOBER 23, 2003) -- Sanmina-SCI Corporation (NASDAQ NM: SANM), a leading global electronics manufacturing services (EMS) company, today reported financial results for the fourth quarter and fiscal year ended September 27, 2003. A reconciliation from pro forma to GAAP results is contained in the attached financials and is available on the Investor Relations section of our website at www.sanmina-sci.com.

FOURTH QUARTER FISCAL 2003 HIGHLIGHTS INCLUDE:

      - REVENUES OF $2.73 BILLION INCREASED 3.1% COMPARED TO Q3:03 AND INCREASED 5.0% OVER Q4:02

      -     ADJUSTED PRO FORMA EPS OF $0.03

      -     CASH FLOW FROM OPERATIONS APPROXIMATELY $90 MILLION

      -     CASH CYCLE DAYS IMPROVE BY 5 DAYS TO 33 DAYS

      -     COMPANY REDUCES DEBT APPROXIMATELY $539 MILLION IN THE QUARTER

SUMMARY OF PRO FORMA FINANCIAL RESULTS
(Excluding merger and integration, restructuring, impairment and other infrequent or unusual charges. The twelve months ended September 28, 2002 include results of operations from SCI Systems as if combined as of the beginning of the period.)

(THOUSANDS, EXCEPT PER SHARE DATA)        Q4:03             Q4:02           12MOS03           12MOS02
----------------------------------        -----             -----           -------           -------
Revenues                              $ 2,732,013       $ 2,602,302       $10,361,434       $10,037,396
Operating margin                              1.7%              1.2%              1.3%              1.2%
Operating income                      $    47,600       $    29,931       $   135,888       $   117,339
Net income                            $     8,849       $     3,170       $     7,605       $    13,560
Adjusted Pro Forma Net Income         $    13,961       $    10,903       $    28,271       $    39,744
Adjusted Pro Forma EPS - diluted      $      0.03       $      0.02       $      0.06       $      0.08


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
Sanmina-SCI Corporation
October 23, 2003
Page 2


SUMMARY OF GAAP FINANCIAL RESULTS
(Includes merger and integration, restructuring, impairment and other infrequent or unusual charges. The twelve months ended September 28, 2002 include results of operations from SCI Systems beginning with the closing of the merger on December 6, 2001.)

(THOUSANDS, EXCEPT PER SHARE DATA)        Q4:03              Q4:02             12MOS03             12MOS02
----------------------------------        -----              -----             -------             -------
Revenues                              $ 2,732,013        $  2,602,302        $ 10,361,434        $  8,761,630
Operating margin                             (2.4)%            (103.3)%              (0.8)%             (31.5)%
Operating income (loss)               $   (65,398)       $ (2,689,417)       $    (77,876)       $ (2,764,183)
Net income (loss)                     $   (85,653)       $ (2,607,222)       $   (137,157)       $ (2,696,753)
EPS - basic                           $     (0.17)       $      (5.10)       $      (0.27)       $      (5.60)
EPS - diluted                         $     (0.17)       $      (5.10)       $      (0.27)       $      (5.60)

ASSET MANAGEMENT DRIVES IMPROVED PRO FORMA FINANCIAL PERFORMANCE IN THE FOURTH QUARTER
For the year ended September 27, 2003, Sanmina-SCI reported revenues of $10.4 billion, compared to $10.0 billion for the year ended September 28, 2002. Revenues reported for the fourth quarter were $2.73 billion, an increase of 3.1% from $2.65 billion in the third quarter ended June 28, 2003, and an increase of 5.0% from $2.60 billion in the fourth quarter last year. Fourth quarter operating income was $47.6 million, up 24.1% over fiscal 2003 third quarter operating income of $38.4 million and up 59% over fiscal 2002 fourth quarter operating income of $29.9 million.

For the fourth quarter of fiscal 2003 the company reported an adjusted pro forma net income of $14.0 million, or $0.03 adjusted pro forma earnings per share, compared to adjusted pro forma net income of $10.9 million, or adjusted pro forma earnings per share of $0.02 for the same period last year. Pro forma financial results do not include merger, integration, restructuring, impairment and other infrequent or unusual charges.

Cash provided by operations was approximately $90 million for the fourth quarter. In the fourth quarter, financial management ratios strengthened as compared to the fourth quarter of fiscal 2002 and third quarter 2003 as, cash cycle days improved to 33 days, inventory turns increased one full turn to 10.6.

At September 27, 2003, the company reported $1.1 billion in cash and short-term investments. At quarter-end, the company reported a current ratio of 2.0, working capital of $2.1 billion and shareholders' equity of $3.3 billion.

During the quarter Sanmina-SCI paid down approximately $539 million of debt consisting of the redemption of its 4 1/4 % Convertible Subordinated Notes due 2004 of approximately $264 million and $275 million senior secured credit facility, which had a maturity date of December 23, 2007. Including the paydown of the 4 -1/4% Convertible Subordinated Notes, Sanmina-SCI has eliminated approximately $635 million or 50% of debt due by 2005 since the beginning of fourth quarter 2002.

Our GAAP results include after tax unusual charges related to the paydown of debt described above of approximately $14.4 million, integration costs of $1.8 million, restructuring charges of $10.6 million, and a non cash, after tax asset impairment charge, primarily related to fixed assets and buildings associated with the printed circuit board business, of approximately $67.7 million. This charge related to the write-down of these assets to their current fair values. During the


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
Sanmina-SCI Corporation
October 23, 2003
Page 3


September quarter, we performed our annual goodwill impairment test which did not result in any write-down of goodwill.

COMPANY REPORTS INCREASED EFFICIENCIES AND IMPROVED CUSTOMER END-MARKETS
Jure Sola, Chairman and Chief Executive Officer of Sanmina-SCI, said, "During the quarter, we continued to make significant progress in our financial performance. Cash cycle days, operating cash flow and inventory turns improved due to our conservative financial and asset management policies. The company also achieved higher operating margins which reflect organic revenue growth, increased capacity utilization as well as re-alignment of operations.

"Over the past 12 months, the entire Sanmina-SCI team has worked very hard to position the company for growth and profitability. As a result, we have the best design, engineering and customer support group in the industry. We have a cost efficient global footprint that allows us to meet our customers' demands for rapid response as well as best-in-class engineering, manufacturing and supply chain management. Our commitment to leading-edge technology and superior manufacturing has been certified by key government agencies. Our industry leadership has been validated by our expanding relationships with leading OEMs.

"As we look to 2004, we are excited about our future; there are clearly signs of improvement across all of our end-markets. We have been focusing our efforts on providing our customers with advanced technology and a complete end-to-end service offering whether it is a custom design or an ODM solution. With Sanmina-SCI's customer focused strategy and our comprehensive services, the company has tremendous leverage," Sola concluded.

COMPANY OUTLOOK
Sanmina-SCI projects first quarter fiscal 2004 revenue to be approximately $2.8 billion to $2.9 billion, and pro forma earnings per share to be between $0.03 to $0.05 before integration, restructuring and other infrequent or unusual charges.

PRO FORMA FINANCIAL INFORMATION
In addition to disclosing operating results determined in accordance with generally accepted accounting principles (GAAP), Sanmina-SCI also provides pro forma operating results that exclude certain items. Management utilizes pro forma operating results as a performance measure and furnishes the information in order to provide investors with additional information to analyze the Company's operating results and facilitate period-to-period comparisons.

COMPANY CONFERENCE CALL INFORMATION
Sanmina-SCI will be holding a conference call regarding this announcement on Thursday, October 23, 2003 at 5:00 p.m. EDT (2:00 p.m. PDT). The access numbers are: domestic 877-273-6760 and international: 706-634-6605. The conference will be broadcast live over the Internet. Log onto the live webcast at http://www.firstcallevents.com/service/ajwz389714523gf12.html. Additional information in the form of a slide presentation is available by logging on the Sanmina-SCI's website at www.sanmina-sci.com. A Replay of today's conference call will be available for 48-hours. The access numbers are: domestic 800-642-1687 and international: 706-645-9291, access code: 3112798.


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
Sanmina-SCI Corporation
October 23, 2003
Page 4


ABOUT SANMINA-SCI
Sanmina-SCI Corporation (NASDAQ: SANM) is a leading electronics contract manufacturer serving the fastest-growing segments of the $125 billion global electronics manufacturing services (EMS) market. Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions, delivering unsurpassed quality and support to large OEMs primarily in the communications, defense and aerospace, industrial and medical instrumentation, computer technology and multimedia sectors. Sanmina-SCI has facilities strategically located in key regions throughout the world. Information about Sanmina-SCI is available at www.sanmina-sci.com.

SANMINA-SCI SAFE HARBOR STATEMENT
The foregoing, including the discussion regarding the company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the company, changes in customer requirements and in the volume of sales to principal customers, the ability of Sanmina-SCI to effectively assimilate acquired businesses and achieve the anticipated benefits of its acquisitions, and competition and technological change. The company's actual results of operations may differ significantly from those contemplated by such forward-looking statements as a result of these and other factors, including factors set forth in the company's 2002 Annual Report on Form 10-K and 10-K/A filed on December 4, 2002 and June 18, 2003 and 10-Q filed August 11, 2003 with the Securities Exchange Commission.


                           - FINANCIAL TABLES FOLLOW -



                                     -more-

                           Sanmina - SCI Corporation
                Pro forma Consolidated Statements of Operations
     (Excluding merger and integration, restructuring, asset impairment and other infrequent or unusual charges)
                     (in thousands, except per share data)
                                  (unaudited)




                                                                  Three Months Ended                Year Ended
                                                             ---------------------------    ---------------------------
                                                             September 27,  September 28,   September 27,  September 28,
                                                                 2003           2002            2003           2002
                                                             ------------   ------------    ------------   ------------
Net sales                                                    $  2,732,013   $  2,602,302    $ 10,361,434   $ 10,037,396
Cost of sales                                                   2,602,859      2,492,217       9,898,964      9,606,475
                                                             ------------   ------------    ------------   ------------
Gross profit                                                      129,154        110,085         462,470        430,921

Operating expenses:
Selling, general and administrative                                72,490         75,591         305,034        298,202
Research and development                                            7,331          2,831          14,952          8,623
Amortization of intangibles                                         1,733          1,732           6,596          6,757
                                                             ------------   ------------    ------------   ------------
    Total operating expenses                                       81,554         80,154         326,582        313,582
                                                             ------------   ------------    ------------   ------------
Operating income                                                   47,600         29,931         135,888        117,339

Other income (expense), net                                       (34,391)       (25,927)       (124,535)       (97,100)

                                                             ------------   ------------    ------------   ------------
Income before provision for income taxes                           13,209          4,004          11,353         20,239

Provision for income taxes                                          4,360            834           3,748          6,679
                                                             ------------   ------------    ------------   ------------
Pro forma net income                                         $      8,849   $      3,170    $      7,605   $     13,560

Non-cash charges, net of tax                                        5,112          7,733          20,666         26,184
                                                             ------------   ------------    ------------   ------------
Adjusted pro forma net income(1)                             $     13,961   $     10,903    $     28,271   $     39,744
                                                             ============   ============    ============   ============

Pro forma earnings per share:
   Basic earnings per share                                  $       0.02   $       0.01    $       0.01   $       0.03
   Diluted earnings per share                                $       0.02   $       0.01    $       0.01   $       0.03

Adjusted pro forma earnings per share:
   Adjusted basic earnings per share                         $       0.03   $       0.02    $       0.06   $       0.08
   Adjusted diluted earnings per share                       $       0.03   $       0.02    $       0.06   $       0.08

Shares used in computing pro forma per share amounts:
   Pro forma basic shares                                         510,732        511,265         510,102        518,670
   Pro forma diluted shares                                       517,725        513,053         513,017        525,470
   Adjusted pro forma basic shares                                510,732        511,265         510,102        518,670
   Adjusted pro forma diluted shares                              517,725        513,053         513,515        525,470

(1) Adjusted pro forma net income is defined as GAAP net income with the following adjustments net of tax: amortization of intangibles, non-cash interest expense, merger, integration and restructuring costs, impairment and other infrequent or unusual charges.

                            Sanmina - SCI Corporation
                      Consolidated Statements of Operations
                                     (GAAP)
                    (in thousands, except for per share data)



                                                                   Three Months Ended                 Year Ended
                                                              ----------------------------     -----------------------------
                                                              September 27,   September 28,    September 27,    September 28,
                                                                  2003           2002              2003             2002
                                                              ------------    ------------     ------------     ------------
                                                                       (unaudited)
Net sales                                                     $  2,732,013    $  2,602,302     $ 10,361,434     $  8,761,630
Cost of sales                                                    2,602,859       2,492,217        9,898,964        8,386,929
                                                              ------------    ------------     ------------     ------------
Gross profit                                                       129,154         110,085          462,470          374,701

Operating expenses:
Selling, general and administrative                                 72,490          75,591          306,734          279,002
Research and development                                             7,331           2,831           14,952            8,623
Amortization of intangibles                                          1,733           1,732            6,596            5,757
Integration costs                                                    2,472           3,707           10,720            3,707
Asset impairment charges                                            95,600       2,670,000           95,600        2,670,000
Restructuring costs                                                 14,926          45,641          105,744          171,795
                                                              ------------    ------------     ------------     ------------
    Total operating expenses                                       194,552       2,799,502          540,346        3,138,884
                                                              ------------    ------------     ------------     ------------
Operating income (loss)                                            (65,398)     (2,689,417)         (77,876)      (2,764,183)

Other income (expense), net                                        (55,938)          5,282         (120,331)         (50,709)
                                                              ------------    ------------     ------------     ------------
Income (loss) before provision for income taxes                   (121,336)     (2,684,135)        (198,207)      (2,814,892)

Provision (benefit) for income taxes                               (35,683)        (76,913)         (61,050)        (118,139)
                                                              ------------    ------------     ------------     ------------
Net income (loss)                                             $    (85,653)   $ (2,607,222)    $   (137,157)    $ (2,696,753)
                                                              ------------    ------------     ------------     ------------
Earnings (loss) per share:
   Basic                                                      $      (0.17)   $      (5.10)    $      (0.27)    $      (5.60)
   Diluted                                                    $      (0.17)   $      (5.10)    $      (0.27)    $      (5.60)

Shares used in computing per share amounts:
   Basic                                                           510,732         511,265          510,102          481,985
   Diluted                                                         510,732         511,265          510,102          481,985

                             Sanmina-SCI Corporation
        Reconciliation of GAAP net income (loss) to pro forma net income and to adjusted pro forma net income
                                 (in thousands)
                                  (unaudited)


                                                                    Three Months Ended                  Year Ended
                                                               ----------------------------    ----------------------------
                                                               September 27,   September 28,   September 27,   September 28,
                                                                   2003           2002            2003            2002
                                                               ------------    ------------    ------------    ------------
Net income (loss) - GAAP basis                                 $   (85,653)    $(2,607,222)    $  (137,157)    $(2,696,753)

Net income (loss) related to SCI for Oct-Nov 2001                       --              --              --        (146,010)
                                                               -----------     -----------     -----------     -----------

Net income (loss) including SCI for entire period in 2002          (85,653)     (2,607,222)       (137,157)     (2,842,763)

Reconciling items, net of tax:

Asset impairment charges                                            67,737       2,600,678          67,737       2,600,678

(Gain) loss on early extinguishment of debt                         14,436         (33,513)         (2,905)        (33,513)

Merger and integration costs                                         1,752           2,280           7,408          21,353

Restructuring and other costs                                       10,577          26,627          71,383         243,065

Reaudit fees for completed reaudits of fiscal 2001 and 2000             --              --           1,139              --

Losses on operations in process of being closed                         --              --              --          10,420

Write down of equity investments                                        --          14,320              --          14,320
                                                               -----------     -----------     -----------     -----------

Pro forma net income without charges                           $     8,849     $     3,170     $     7,605     $    13,560

Amortization, net of tax                                             1,161           1,371           4,419           4,527
Non-cash interest charges, net of tax                                3,951           6,362          16,247          21,657

                                                               -----------     -----------     -----------     -----------
Adjusted pro forma net income                                  $    13,961     $    10,903     $    28,271     $    39,744
                                                               ===========     ===========     ===========     ===========

                            Sanmina - SCI Corporation
                      Condensed Consolidated Balance Sheets
                                 (in thousands)
                                     (GAAP)

                                                                           September 27,     September 28,
                                                                                2003             2002
                                                                           ------------      ------------
ASSETS

Current assets:
              Cash and short-term investments                               $1,082,988        $1,163,674
              Accounts receivable, net                                       1,576,392         1,394,515
              Inventories, net                                                 977,799         1,123,016
              Deferred income taxes                                            421,478           312,184
              Prepaid and other current assets                                 109,862           165,649
                                                                            ----------        ----------
                          Total current assets                               4,168,519         4,159,038

Property, plant and equipment, net                                             902,868         1,084,454
Goodwill                                                                     2,223,422         2,101,650
Long-term investments                                                           15,614            73,955
Deposits and other                                                             119,694            98,960
                                                                            ----------        ----------
                          Total assets                                      $7,430,117        $7,518,057
                                                                            ==========        ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
              Current portion of long-term debt                             $    3,489        $  265,899
              Accounts payable                                               1,506,998         1,279,451
              Accrued liabilities and other                                    394,906           366,500
              Accrued payroll and related benefits                             130,660           142,139
                                                                            ----------        ----------
                          Total current liabilities                          2,036,053         2,053,989

Long-term liabilities:
              Convertible subordinated debentures                            1,103,537         1,523,010
              Long-term debt                                                   801,954           452,321
              Deferred income taxes                                             90,294            17,184
              Other                                                             75,025            56,838

Total stockholders' equity                                                   3,323,254         3,414,715
                                                                            ----------        ----------
                          Total liabilities and stockholders' equity        $7,430,117        $7,518,057
                                                                            ==========        ==========

                             Sanmina-SCI Corporation
                            Forward Looking Guidance
                      Three Months Ended December 27, 2003
                     (in billions, except per share amounts)



Net sales                                                 $2.8 - $2.9

Adjusted pro forma earnings per share (1)                $0.03 - $0.05


                  (1) Forward looking guidance for the quarter ended December 27, 2003 is provided only on an adjusted pro forma basis. The comparable GAAP earnings or loss per share amount is not accessible due to inherent difficulties in predicting certain expenses and gains affecting GAAP earnings or loss, such as the amount and timing of Sanmina-SCI's restructuring costs, as well as debt security repurchases, if any, that could result in gains or losses reported in GAAP earnings.